Ex. 10.2

September 15, 2023

Governor Craig R. Benson
Via Email
        Re:    Appointment as Interim Chief Executive Officer
Dear Governor Benson:
        This letter will confirm your appointment and agreement to serve as Interim Chief Executive Officer (“Interim CEO”) of Planet Fitness, Inc. (the “Company”), effective September 15, 2023 (the “Effective Date”).
        During your period of employment as Interim CEO (your “Employment Period”), you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties as may be reasonably assigned to you by the Board. The Company expects that your Employment Period will continue until such time as the Company appoints a new Chief Executive Officer; however, your employment as Interim CEO is “at-will,” meaning it may be terminated by either you or the Company at any time, for any reason. Your employment as Interim CEO will not affect your status as a member of the Board.
Compensation and Benefits
        Compensation arrangements with respect to your employment as Interim CEO will be agreed upon and provided to you separately.
         You will be eligible to participate in the employee benefit plans generally available to the Company’s salaried employees, subject to the eligibility and other terms of those plans in effect from time to time, except you will not be entitled to any severance compensation or other benefits (including under the Planet Fitness, Inc. Executive Severance & Change in Control Policy, effective July 1, 2021) upon the cessation of the Employment Period.
The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to polices established by the Company.
You are eligible for a vacation benefit of three (3) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, you will receive two floating holidays for the current year. Beginning January 1, 2024, you are eligible for five floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.
Confidential Information and Restricted Activities

The Company believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement upon hire.

This letter agreement represents the entire agreement between the Company and you regarding your service as Interim CEO (other than compensation arrangements) in connection therewith, and it merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related to that subject matter. This letter agreement may be modified or amended only in a writing signed by you and the Company. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

        This letter agreement will be governed by, and enforced in accordance with, the laws of the State of New Hampshire, without regard to the application of the principles of conflicts or choice of laws. By executing this letter agreement, you and the Company are waiving any right to trial by jury in connection with any suit, action or proceeding under or in connection with this letter agreement.

        To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

    PLANET FITNESS, INC

                        By: /s/ Stephen Spinelli, Jr.
_____________________________________________________________
                         Name: Stephen Spinelli, Jr. (Ph.D.)
                        Title:    Chairman of the Board

Accepted and Agreed:

/s/ Craig Benson
_________________________________
Craig R. Benson